Exhibit (a)(1)(x)

Public Notice of Offer to Purchase

All Outstanding Common Shares and All Outstanding American Depositary Shares of

Gmarket Inc.

■	Class of Subject Securities: Common Shares, par value KRW 100 per share, and American Depositary Shares (each representing one common share) (“ADSs”) of Gmarket Inc. (the “Company Securities”)

■	Offer Period: Until 12:00 midnight (one minute after 11:59 p.m.), New York City time, on Monday, June 1, 2009 (which is 1:00 P.M., Seoul time, on Tuesday, June 2, 2009)

■	Offer Price: U.S. $24.00 Per Company Security, net to the seller in cash, without interest and less any required withholding taxes

■	Number of Company Securities that the Offeror proposes to purchase: All outstanding Common Shares and ADSs of Gmarket Inc.

As of April 16, 2009, there were 50,423,122 Common Shares issued and outstanding (including Common Shares represented by 27,498,141 outstanding ADSs).

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities of Gmarket Inc. The Offer described herein is made solely by the Offer to Purchase, dated May 4, 2009, and the related Letters of Transmittal, each of which is being delivered to holders of Gmarket securities.

The Offer has already commenced upon publication of the announcement of the Offer in the Wall Street Journal on May 4, 2009, New York City time. This Public Notice is not a translation of such announcement of the Offer, and is made solely for the purpose of reference by the holders of Company Securities located in Korea.

The Offer is governed by the U.S. Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Securities of Gmarket Inc. are not listed on the Korea Exchange and accordingly, the Offer is not subject to the Korean tender offer rules as set forth in the Financial Investment Services and Capital Markets Act and the regulations promulgated thereunder.

1.	The Offeror: eBay KTA (UK) Ltd. (the “Offeror”), a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of eBay Inc., a Delaware corporation (“eBay”)

2.	Subject Company: Gmarket Inc. (the “Company”)

3.	Purpose of the Offer:

(1)	The Offer is being made pursuant to the Share Allocation and Tender Offer Agreement, dated as of April 16, 2009, among eBay, the Offeror, and the Company (as it may be amended from time to time, the “Share Allocation and Tender Offer Agreement”). In connection with the Offer, certain holders of Company Securities that collectively beneficially own an aggregate of 26,717,026 of the Company’s issued and outstanding Common Shares (including Common Shares represented by ADSs but excluding Common Shares issuable upon the exercise of options), representing approximately 53.0% of the number of Common Shares outstanding as of April 16, 2009, have each entered into an Agreement to Tender and Voting Agreement pursuant to which such security holders have agreed to tender all Company Securities now owned or hereafter acquired by them in the Offer and to vote any such Company Securities in favor of the proposals to be considered at the extraordinary general meeting of the Company’s shareholders to be convened prior to the Acceptance time (as defined below) pursuant to the Share Allocation and Tender Offer Agreement.

(2)	The Offeror will cause the Company to apply for delisting of the ADSs from The Nasdaq Stock Market promptly after the Acceptance Time. The Offeror will also cause the Company to apply for termination of registration of the Company Securities under the U.S. Securities Exchange Act of 1934, as amended, as soon after the completion of the Offer as the requirements for such termination are met.

4.

Conditions to the Offer: The Offer is conditioned upon, among other things, the condition that, prior to the expiration of the Offer, there shall have been validly tendered in accordance with the terms of the Offer and not withdrawn both (i) a number of Common Shares (including Common Shares represented by ADSs) that, together with any Common Shares

(including Common Shares represented by ADSs) owned by the Offeror or eBay immediately prior to the time that the Offeror first accepts Company Securities for payment pursuant to the Offer (the “Acceptance Time”) and the 23,131,071 newly-issued Common Shares to be issued by the Company and acquired by the Offeror pursuant to the Share Allocation and Tender Offer Agreement (the “New Shares”), represents more than 50% of the sum of (x) all then outstanding Common Shares (including Common Shares represented by ADSs) plus (y) at the election of eBay, an additional number of shares up to (but not exceeding) the aggregate number of shares of capital stock of the Company issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire shares of capital stock of the Company, and (ii) at the election of eBay, all of the Company Securities owned, of record or beneficially, by each of Interpark Corporation and Mr. Ki-Hyung Lee, Chairman of the Board of Directors of the Company, as of the date of the Agreement to Tender and Voting Agreement executed by each of them (whether or not such Agreements to Tender and Voting Agreements are then in effect) (the “Minimum Condition”). The Offer also is subject to certain other conditions described in the Offer to Purchase, dated May 4, 2009.

5.	Terms of the Offer: The terms and conditions of the Offer are set forth in the Offer to Purchase, dated May 4, 2009, and in the related Letters of Transmittal each of which is being delivered to holders of the Company Securities. Certain major terms of the Offer are as follows:

(1)	Offer Period: Until 12:00 midnight (one minute after 11:59 p.m.), New York City time, on Monday, June 1, 2009 (which is 1:00 P.M., Seoul time, on Tuesday, June 2, 2009).

(2)	Offer Price: U.S. $24.00 per Company Security, net to the seller in cash, without interest and less any required withholding taxes

(3)	Proposed Settlement Date: As soon as practicable after the Acceptance Time. The Offeror currently intends to pay the Offer Price to the tendering shareholders within 3 business days after the Acceptance Time

(4)	Method of Settlement:

(1)	In all cases, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price in U.S. dollars with Goodmorning Shinhan Securities Co., Ltd., as the Common Share depositary for the Offer (the “Common Share Depositary”), which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders by means of a wire transfer to the tendering shareholder’s U.S. dollar account specified in its BLUE Letter of Transmittal for Common Shares.

(2)	In all cases, payment for ADSs purchased pursuant to the Offer will be made by deposit of the purchase price in U.S. dollars with Citibank, N.A., as the ADS depositary for the Offer (the “ADS Depositary”), which will act as agent for tendering ADS holders for the purpose of receiving payment from the Offer and transmitting such payment to tendering ADS holders.

(5)	Change of Terms of the Offer: The Offeror expressly reserves the right (but shall not be obligated), at any time and from time to time, to make any changes in the terms of and conditions to the Offer, subject to the terms of the Share Allocation and Tender Offer Agreement, which provides that the Minimum Condition may not be waived and certain modifications may not be made without the consent of the Company.

6.	How to Tender Your Shares

(1)	How to Tender Your Shares

(1)	If you are a holder of Common Shares, you must, directly or through your attorney-in-fact:

•

open a U.S. dollar account with any foreign exchange bank in Korea, in the manner described in the Offer to Purchase (unless you already have a U.S. dollar account with a foreign exchange bank in Korea);

•

open a securities account with Goodmorning Shinhan Securities Co., Ltd., as the Common Share Depositary for the Offer, in the manner described in the Offer to Purchase, and timely deposit or cause to be deposited (physically by way of a delivery of certificates or by way of an account transfer) into your securities account maintained at the Common Share Depositary the Common Shares which are to be tendered; and

•

timely deliver a properly completed and duly executed BLUE Letter of Transmittal for Common Shares and any other required documents, including a copy of the bank passbook for your U.S. dollar account, to the Common Share Depositary or any of its branches in Korea.

(2)	If you are a holder of ADSs, you must deliver or cause to be delivered the following documents to Citibank, N.A., as the ADS Depositary for the Offer:

•

ADRs representing such ADSs or confirmation of the book-entry transfer of such ADSs into the ADS Depositary’s account at The Depository Trust Company or, the in case of ADSs on the Direct Registration System of the Depositary, on the books of the Depositary, pursuant to the procedures set forth in the Offer to Purchase;

•

a GREEN Letter of Transmittal for ADSs, properly completed and duly executed, together with any required medallion signature guarantees (or, in the case of a book-entry transfer in which no supplemental tax documentation is to be provided, an Agent’s Message in lieu of the GREEN Letter of Transmittal); and

•	any other documents required by the GREEN Letter of Transmittal for ADSs.

(2)	How to Withdraw Your Shares

(1)	Company Securities that are tendered in the Offer may be withdrawn pursuant to the procedures described in the Offer to Purchase at any time prior to the expiration date of the Offer, and Company Securities that are tendered may also be withdrawn at any time after Friday, July 3, 2009, New York City time, unless accepted for payment on or before that date.

(2)	For a withdrawal of Common Shares previously tendered in the Offer to be effective, the shareholder or its duly appointed attorney-in-fact must visit the headquarters or a branch of the Common Share Depositary and deliver a written notice of withdrawal together with any other required information.

(3)	For a withdrawal of ADSs previously tendered in the Offer to be effective, the shareholder must deliver a written notice of withdrawal (or a manually signed facsimile of one), specifying the name of the person having tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name of the registered holder of the ADSs to be withdrawn, if different from the name of the person who tendered the ADSs, to the ADS Depositary. In certain circumstances, additional information may be required.

7.	Plans about the Company

(1)	The Offeror will cause the Company to apply for delisting of the ADSs from The Nasdaq Stock Market promptly after the Acceptance Time. The Offeror will also cause the Company to apply for termination of registration of the Company Securities under the U.S. Securities Exchange Act of 1934, as amended, as soon after the completion of the Offer as the requirements for such termination are met.

(2)	Pursuant to and subject to the conditions set forth in the Share Allocation and Tender Offer Agreement, the Company has agreed to sell to the Offeror, and the Offeror has agreed to purchase from the Company, the New Shares for a price per New Share equal to the Offer Price, or an aggregate purchase price of approximately U.S. $555.1 million in cash. The Company has also agreed to purchase all of the shares of Internet Auction Co., Ltd. (“IAC”) held by the Offeror (representing approximately 99.99% of the total issued and outstanding shares of IAC) pursuant to a separate share purchase agreement, dated as of April 16, 2009, among eBay, the Company and the Offeror. It is contemplated that the issuance and sale of the New Shares to the Offeror will close within a few business days following the Acceptance Time and that the purchase of the shares of IAC by the Company will occur within a few business days thereafter.

(3)

Company Securities that are not tendered in the Offer will remain outstanding after the completion of the Offer (or any subsequent offering period). If the Offer is completed, neither the Offeror nor eBay will be obligated to purchase any Company Securities not tendered in the Offer (or any subsequent offering period). If the Offer and the purchase of the New Shares are completed and the Company Securities that are subject to the Agreements to Tender and

Voting Agreements have been tendered pursuant to the Offer, the Offeror will control the election of the Board of Directors of the Company (the “Company Board”) and the outcome of certain matters submitted to a vote of the shareholders. Consequently, holders of Company Securities who do not tender their Company Securities in the Offer will be minority shareholders of the Company and will not be able to exercise any significant degree of control over the Company or these matters.

8.	Position of the Company Board

(1)	The Company Board and a special committee of independent directors of the Company Board that negotiated the Share Allocation and Tender Offer Agreement on behalf of the Company Board have unanimously determined that the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the issuance of the New Shares to the Offeror, are in the best interests of the Company and its shareholders.

(2)	The Company Board, based upon the unanimous recommendation of such special committee, has unanimously approved the Share Allocation and Tender Offer Agreement and the transactions contemplated thereby and has unanimously recommended that holders of Company Securities tender their Company Securities in the Offer.

9.	Tender Offer Statement and Other Offer Documents

(1)	Electronic copies of the Tender Offer Statement on Schedule TO filed by the Offeror with the U.S. Securities and Exchange Commission are available at: http://www.sec.gov.

(2)	Copies of the Offer to Purchase, the Letters of Transmittal, the Notice of Guaranteed Delivery or any other materials related to the Offer may be obtained, at the Offeror’s expense, from the Information Agent.

(3)	Copies of the Offer to Purchase and the Letter of Transmittal for Common Shares are available at the headquarters and branch offices of Goodmorning Shinhan Securities Co., Ltd., the Common Share Depositary for the Offer. Questions and requests for assistance in connection with the Offer regarding Common Shares may also be directed to the Common Share Depositary, at its address and telephone number set forth below.

THE OFFEROR	EBAY KTA (UK) LTD.

ADS DEPOSITARY

CITIBANK, N.A.

By Mail: Citibank, N.A., Corporate Actions, P.O. Box 43011, Providence, RI 02940-3011

By Hand or Overnight Courier: Citibank, N.A., Corporate Actions, 250 Royall Street (Attention: Suite V), Canton, MA 02021

COMMON SHARE DEPOSITARY	GOODMORNING SHINHAN SECURITIES CO., LTD. 23-2, Yoido-dong, Youngdeungpo-gu, Seoul, 150-712, Korea Call Customer Support Center: 1588-0365 (Korea)

INFORMATION AGENT	D.F. KING & CO., INC. 48 Wall Street, New York, New York 10005 In the U.S. and Canada: (800) 488-8095 (toll free) Outside the U.S. and Canada: (212) 269-5550 (call collect)

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